October 5, 2007

Mr. Tim Tangredi
President/CEO
Dais Analytic Corporation
11552 Prosperous Drive
Odessa, FL 33556

Dear Tim,

This Placement Agent Agreement (“Agreement”) represents our understanding of the basis upon which Legend Merchant Group, Inc. (“LMG”) is engaged to act as placement agent (“Placement Agent”), as described below to Dais Analytic Corporation (the “Company”), and this version replaces any previous version of said understanding.

1.   BEST EFFORTS OFFERING

LMG will seek to raise capital for the Company (the “Placement”), on a best efforts basis, from the sale of equity or equity-related securities in a structure to be mutually determined by LMG and the Company. The Placement shall be made to "accredited investors" (“Investors”) as such term is defined under Rule 501 (a) of the Securities Act of 1933, as amended (the “Act”) without registration pursuant to the exemption from registration provided by Regulation D under the Act.  The term of this Agreement shall expire on October 15, 2007, unless mutually extended by the parties hereto in  writing. The terms of the Placement, including the pricing of the stock, the rights and preferences of the stock, and the demand and piggyback registration rights and other rights offered to the Investors, if any, shall be determined by the Company after consultation with LMG.  The Placement Agent shall have comparable registration rights to those offered to the Investors.

2.   CONFIDENTIAL PRIVATE PLACEMENT MEMORANDUM

The Company has prepared a Confidential Private Offering Memorandum (“PPM”) covering the proposed offering of the stock which Company, shall has or shall have reviewed by legal counsel for compliance with anti-fraud and other disclosure requirements of the federal and state securities laws.  The PPM shall be in form and substance reasonably satisfactory to Legend and its counsel.  The Company agrees that it shall use reasonable efforts to modify or supplement the PPM during the course of the Offering to insure that the PPM does not contain any substantially untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not materially misleading in light of the circumstances in which they were made.

3.   FEES AND EXPENSES

Upon the closing of the Placement, the Company shall pay to LMG a total cash fee equal to 8% of the Placement. In addition, upon closing of the Placement, the Company shall issue to LMG five year term Warrants for common shares equal in number to 10% of the common shares underlying the Warrants issued to Investors at Closing under the Placement at an exercise price per share equal to the exercise price per share in the Warrant issued to Investors at closing of Placement.

Dais Analytic Corporation – Placement Agreement                                                                                                            Page 1 of 8

Furthermore, both parties do hereby agree that North American Funds and any and all of its affiliates (provided any such affiliate is first introduced to Company by LMG)  are considered to be introductions first made to the Company by LMG.  As such, LMG, if its meets all other requirements of this Agreement will be entitled to the same fees described above (a cash fee equal to 7% of the gross proceeds of the Placement and a 5 year Warrant to purchase 10% of the number of shares issued to Investors at an exercise price per share equal to the exercise price per share in the warrant  issued to Investors at closing of the Placement) for any investments made in the Company by North American Funds and any and all of its affiliates until December 31, 2007.

Notwithstanding any provision of this Agreement to the contrary, any compensation, remuneration or fees of any nature payable to LMG under any provision of this Agreement shall, in addition to any and all other requirements for payment, be payable to LGM if and only to the extent the investment in Company upon which the compensation is to be based was made by an Investor first introduced to Company by LMG and LMG participated in substantive discussions and negotiations relating to the closing of said investment .

LGM’s sole compensation under this Agreement is stated herein. Any expenses incurred by LGM in its performance of this Agreement or by third parties engaged by LGM with relation to this Agreement shall be borne by LGM.

4.  FURTHER REPRESENTATIONS AND AGREEMENTS OF THE COMPANY

The Company further represents and agrees that (i) it is authorized to enter into this Agreement and to carry out the offering contemplated hereunder and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms, (ii) the Company’s management will be reasonably available to Legend, its agents, auditors, counsel, officers and directors to discuss the Company and the Company’s business, at mutually agreeable times and locations, (iii) the Company will deliver to Legend at the closing of the Placement: (a) a certificate, from Company and executed on its behalf by both its President and Treasurer, to the effect that the PPM does not, to its knowledge, contain any substantially untrue statement of material fact or fail to state any material fact required to be stated therein or necessary to make the material statements therein true in light of the circumstances in which they were made, and (b) all necessary corporate approvals have been obtained to enable the Company deliver the stock issuable in accordance with the terms of the Placement and any Common stock issuable upon exercise of the Warrants.

6.  FURTHER REPRESENTATIONS AND AGREEMENTS OF LEGEND

LGM represents and agrees  (i) it will comply with all applicable rules and regulations: (a) in connection with the sale of Stock in the Placement and (b) with regard to all services it provides to or on behalf of Company, (ii) LGM’s  management will be reasonably available to Company, its agents, auditors, counsel, officers and directors to discuss the Placement and LGM’s services under this Agreement, at mutually agreeable times and locations, and (iii) it is authorized to enter into this Agreement and to carry out the offering contemplated hereunder and this Agreement constitutes a legal, valid and binding obligation of the Company, enforceable in accordance with its terms.

7. FUTURE PRIVATE OFFERINGS/BUSINESS DEVELOPMENT OPPORTUNITIES

If, during a period of twelve (12) months after the date of this Agreement, the Company intends to retain a lead manager and book runner or exclusive placement agent in connection with any Rule 144A offering, private placement or PIPE offering (“Financings”) that may be undertaken by the Company, the Company shall discuss that opportunity with LMG and allow LMG three (3) business days to make an initial proposal to represent the Company in those Financings.   In addition, if, during the term of this Agreement and for a period of twelve (12) months after the date of this Agreement,  the Company intends to engage an investment banker to assist the Company in its business development activities or in connection with merger and acquisition activities, the Company shall discuss that opportunity  with LMG and allow LMG three (3) business days to make an initial proposal to represent the Company in those business development and merger and acquisition activities.

8.   INDEMNIFICATION AND DISCLOSURE

LMG and the Company have entered into a separate letter agreement, dated the date hereof, and attached as Exhibit A hereto, providing for the indemnification of LMG by the Company and of the Company by LMG in connection with LMG’s engagement hereunder, the terms of which are incorporated into this agreement in their entirety.

The Company recognizes and confirms that LMG in acting pursuant to this engagement will be using publicly available information and information in reports and other materials provided by or on behalf of the Company by its agents and that LMG does not assume responsibility for and may rely, without independent verification, on the accuracy and completeness of any Company provided information.  The Company agrees to furnish or cause to be furnished to LMG all reasonably necessary or appropriate non-confidential information for use in its engagement and hereby warrants that any information relating to the Company that is furnished to LMG by or on behalf of the Company, will be, to its knowledge, true and correct in all material respects and not materially misleading given the context in which said information is presented by Company. LGM agrees to hold in confidence and not disclose, use or permit to be used any confidential information provided by Company to LGM, its employees, directors, officers or agents without the written consent of Company

LMG may not, without its prior written consent, be quoted or referred to in any written document, release or communication prepared, issued or transmitted by the Company (including any entity controlled by, or under common control with, the Company and any director, officer, employee or agent thereof).  The Company may not, without its prior written consent, be quoted or referred to in any written document, release or communication prepared, issued or transmitted by the LMG (including any entity controlled by, or under common control with, LMG and any director, officer, employee or agent thereof). LMG hereby warrants that any information relating to Company, its operations or this Agreement which is secured from a source other than Company and provided to third parties by LMG, its agents or by others at LMG’s request will be materially true, correct and complete. Further, LGM warrants that any information provided to it by Company will be used by LGM and its agents only for the purpose and in the context for which it was provided, that LGM’s representation of said information will be a true and correct and that LGM shall not through omission or otherwise use said information in any manner so as to present an untrue or misleading representation of Company.

Following closing of the Placement, LMG shall have the right to place advertisements in financial and other newspapers and journals at its own expense describing its services to the Company hereunder; subject to prior written approval of the Company, which will not be unreasonably withheld.

9.   LEGAL JURISDICTION

This Agreement is governed by the laws of the State of New York, without regard to such state’s rules concerning conflicts of law, and will be binding upon and inure to the benefit of the Company and LMG and their respective successors and assigns.  The Company and LGM also hereby submits to the jurisdiction of the state and federal courts located in New York County, New York in any proceeding arising out of or relating to this Agreement, agrees not to commence any suit, action or proceeding relating thereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

The Company and LGM further agree to accept and acknowledge services of any and all process which may be served in any such suit, action or proceeding in the State of New York and agree that service of process upon it mailed by certified mail, return receipt requested,  to its address shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding.

LMG will act under this Agreement as an independent contractor with duties solely to the Company. The Company acknowledges that LMG and its affiliates may have and may in the future have investment banking and other relationships with parties other than the Company, which parties may have interests with respect to this placement.  Although LMG in the course of such other relationships may acquire information about the placement, potential purchasers of the Securities or such other parties, LMG shall have no obligation to disclose such information to the Company or to use such information on behalf of the Company.  Furthermore, the Company acknowledges that LMG may have fiduciary or other relationships whereby LMG may exercise voting power over securities of various persons, which securities may from time to time include securities of the Company or of potential purchasers of the stock or others with interests in respect of the placement.  The Company acknowledges that LMG may exercise such powers and otherwise perform its functions in connection with such fiduciary or other relationships without regard to its relationship to the Company hereunder. Provided however, that LMG’s obligations shall remain in full force and effect.
LMG is a full service securities firm engaged in securities trading and brokerage activities, as well as providing investment banking, financing and financial advisory services.  In the ordinary course of our trading, brokerage and financing activities, LMG or its affiliates may at any time hold long or short positions, and may trade or otherwise effect transactions, for our own account or the accounts of customers, in debt or equity securities or senior loans of the Company.

Notwithstanding any provision herein to the contrary, LGM and its agents shall not use or disclose directly or indirectly any non-public information secured in anticipation of, during or as a result of this Agreement for its benefit or for the benefit of any third party.

10. MISCELLANEOUS

Governing Law.  This Agreement and the transactions contemplated hereby shall be governed in all respects by the laws of the State of New York, without giving effect to its conflict of law principles.

Counterparts.  This Agreement may be executed in any number of counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

Notices.  Whenever notice is required to be given pursuant to this Agreement, such notice shall be in writing and shall either be (i) mailed by first class mail, postage, prepaid, return receipt requested and  addressed (a) if to Legend, Legend Merchant Group, Inc., 30 Broad Street, 38th Floor, New York, NY 10004; and (b) if to the Company, Dais Analytic Corporation, 11552 Prosperous Drive, Odessa, FL 33556 or (ii) delivered personally or by express courier.  The notice shall be deemed given, if sent by mail, on the fifth business day after deposit in a United States post office receptacle, or if delivered personally or by express courier, then upon receipt.

Amendments.  This Agreement may not be amended, modified or waived, except in a writing signed by all of the parties hereto.

Rights After Termination.  If, the Company issues securities to a person or entity introduced to the Company by Legend within 12 months after the date of this Agreement, the Company shall pay the cash portion of the remuneration described in Section 4 above with respect to the proceeds invested by that person or entity and such payment shall be made within a reasonable period after the closing of the sale of the securities to such person or entity.  For purposes of this Section, the parties, within five (5) business days of the termination of this Agreement, shall agree upon and  attach to this Agreement a list of all persons and entities who, during the term of this Agreement, meet the requirements for remuneration or compensation under this Agreement. All representations made by LGM herein and its obligations relative to confidentiality shall survive termination or expiration of this Agreement.

If the foregoing correctly sets forth the understanding and agreement between LMG and the Company, please so indicate in the space provided for that purpose below, together with the enclosed duplicate original, and return one (1) of these originals to us, whereupon this letter shall constitute a binding agreement as of the date hereof.

Agreed and Accepted:

Legend Merchant Group, Inc.                                                                                                        Dais Analytic Corporation

/s/ John Shaw	/s/ Tim Tangredi
Mr John Shaw	Mr. Tim Tangredi
President & Co-Chairman	President/CEO

Dated: October 15, 2007	Dated: October 16, 2007

 Exhibit A

Ladies and Gentlemen:

In connection with the engagement of Legend Merchant Group, Inc. (“LMG”) to advise and assist Dais Analytic Corporation (the “Company”) with the subject matter in the letter agreement dated the date hereof between LMG and the Company, the Company agrees to indemnify and hold harmless LMG and its affiliates and their respective directors, officers, agents and employees and each other person controlling LMG or any of LMG’s affiliates (collectively, the “LGM Indemnified Parties”), to the full extent lawful, from and against any losses, expenses, claims or proceedings (collectively, “Losses”) (i) related to or arising out of (A) materially untrue or misleading oral or written information provided by the Company, its employees or other agents, which information either the Company or LMG, at the Company’s written request or with the Company’s written consent and in the context offered, provided to any actual or potential buyers, sellers, investors or offerees and such information directly and primarily resulted in said Losses , or (B) any material action or failure to act by the Company, its directors, officers, agents or employees provided Company knew or should have reasonably known such action or failure to act would result in Company providing, or having LGM provide on its behalf, materially untrue or misleading information to actual or potential buyers, sellers, investors or offerees given the context in which the information was requested or presented by Company and  provided such actions or failure to act were the direct and primary cause of said Losses, or (ii) otherwise related to or arising out of this engagement or any transaction or conduct in connection therewith and resulting primarily from the Company’s negligence, bad faith or willful misconduct, except that these clauses (i) and (ii) shall not apply with respect to (x) any losses that resulted  from the negligence, bad faith or willful misconduct of any Indemnified Parties, or (y) any amount paid in settlement of claims without the Company’s written consent.

LMG agrees to indemnify and hold harmless Dais Analytic Corporation and its affiliates and their respective directors, officers, agents, and employees and each other person controlling Dais or any of  Dais’ affiliates (collectively, the "Dais Indemnified Parties"), to the full extent lawful ,from and against any Losses related to or arising out of (A) materially untrue or misleading oral or written information about the Company, its employees, directors, officers or agents, which information either the Company or its employees did not provide to LMG, was known or should have been reasonably known by LGM to be incorrect, was  not used by LGM or its agents in the context for which it was provided or failed to include all information known or provided to LGM, whether or not provided by Dais Indemnified Parties to LGM, and as such was materially untrue or misleading, or (b) otherwise related to or arising out of LMG's engagement or any transaction or conduct in connection therewith and resulting primarily from LMG's negligence, bad faith, or willful misconduct

In no event shall LMG be responsible to Dais Indemnified Parties for any amounts in excess of the amount of the compensation actually paid by the Company to LMG (in cash or otherwise) in connection with the engagement (exclusive of amounts paid for reimbursement of expenses or paid under this agreement) Further, in no event shall Company be responsible to LMG Indemnified Parties for any amounts under the foregoing indemnity in excess of the funds received by Company due to issuance of stock under the Placement .

Promptly after receiving notice of the commencement of any action or other proceeding in respect of which indemnification or reimbursement may be sought hereunder, the indemnified party will notify the indemnifying party  thereof; but the omission or delay to notify   shall not relieve the indemnifying party  from any obligation hereunder unless, and only to the extent that, the indemnifying party has been prejudiced by such omission or delay.  If any such action or other proceeding shall be brought against any indemnified party, the indemnifying party shall, upon written notice given reasonably promptly following indemnified party’s  notice to the indemnifying party of such action or proceeding, be entitled to assume the defense thereof at its expense with counsel chosen by the indemnifying party’s and reasonably satisfactory to the indemnified parties; provided, however, that any indemnified party may at its own expense retain separate counsel to participate in such defense.  Notwithstanding the foregoing, such indemnified party shall have the right to employ separate counsel at its own expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to such indemnified party, (i) there are legal defenses available to such indemnified party or to other indemnified parties that are different from or additional to those available to the Company, or (ii) a conflict or likely conflict exists between the indemnifying party and such indemnified party that would make such separate representation advisable; provided, however, that in no event shall the indemnifying party be required to pay fees and expenses under this indemnity for more than one counsel in any one legal action or group of related legal actions, or fees and expenses that are not reasonable and customary.  The indemnifying party agrees that it will not, without the prior written consent of the indemnified party, which consent shall not be unreasonably withheld or delayed, settle or compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters that are the subject of LMG’s engagement (whether or not any Indemnified Party is a party thereto) unless such settlement, compromise or consent includes an unconditional release of the indemnified party from all liability arising or that may arise out of such claim, action or proceeding.

The foregoing agreement is in addition to any rights LMG and Company may have at common law or otherwise and shall be binding on and inure to the benefit of any successors, assigns, and personal representatives of the Company, LGM, Dais Indemnified Parties and each Indemnified Party.  This agreement is governed by the laws of the State of New York, without regard to such state’s rules concerning conflicts of laws.  Each of the parties hereto also hereby submits to the jurisdiction of the state and federal courts located in New York County, New York in any proceeding arising out of or relating to this agreement, agrees not to commence any suit, action or proceeding relating hereto except in such courts, and waives, to the fullest extent permitted by law, the right to move to dismiss or transfer any action brought in such court on the basis of any objection to personal jurisdiction, venue or inconvenient forum.  Solely for purposes of enforcing this agreement, each party hereby consents to personal jurisdiction, service of process and venue in any court in which any claim or proceeding that is subject to this agreement is brought against the other party.

This agreement shall remain in full force and effect notwithstanding the completion or termination of the engagement.

Very truly yours,

Dais Analytic Corporation

By:	/s/ Tim Tangredi
Mr. Tim Tangredi
President/CEO

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